Exhibit 10.1
TRANSPORTATION SERVICES AGREEMENT
THIS TRANSPORTATION SERVICES AGREEMENT (this “Agreement”) is dated as of June 11, 2015, by and between Marathon Petroleum Company LP (“Shipper”) and Marathon Pipe Line LLC, a Delaware limited liability company (“MPL”), both referred to jointly as the “Parties” and each individually as a “Party”.

WITNESSETH

WHEREAS, MPL owns and operates a common carrier pipeline system originating in Ohio, as further depicted on Exhibit A, that will provide both interstate and intrastate common carrier transportation services; and

WHEREAS, MPL also operates the assets of Ohio River Pipe Line LLC, a Delaware limited liability company (“ORPL”) and an affiliate of MPL. ORPL is the owner of a common carrier pipeline system originating in Ohio, as further depicted on Exhibit A, that provides common carrier transportation services; and

WHEREAS, MPL and ORPL desire to combine their systems (together referred to as the “Pipeline”) under a Joint Agreement (as defined below) in order to undertake certain improvements to provide expanded capacity on portions of the Pipeline and install additional infrastructure to other portions of the Pipeline pursuant to a multi-phase capital project (the “Project”); and

WHEREAS, MPL and ORPL conducted a joint binding open season with the understanding that MPL will file a joint tariff, commencing approximately 30 days prior to the in-service date of the Project, seeking binding commitments on the Pipeline; and

WHEREAS, Shipper responded to the binding open season and desires to commit to transport a specified volume of Product (as defined below) on the Pipeline over a multi-year period to destinations as provided in Exhibit C, subject to and upon the terms and conditions of this Agreement; and

WHEREAS, in exchange for the commitment by Shipper to transport a specific volume of Product on the Pipeline over a multi-year period, MPL will charge the rates as provided for in Exhibit B; and

NOW THEREFORE, in consideration of the premises and mutual covenants set forth hereinafter, MPL and Shipper agree as follows:

1.    Definitions

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries’ controls, is controlled by or is under common control with, the Person in question.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.

“Barrel” means forty-two (42) U.S. gallons measured at sixty (60) degrees Fahrenheit.

“Change in Law” means the adoption, implementation or amendment of any Applicable Law by any Governmental Authority after the Effective Date that causes MPL to incur additional expenses in order to operate the Pipeline in compliance with such Applicable Law.

“Change in Law Event” means the occurrence of a Change in Law that necessitates the expenditure of Compliance Costs.

“Compliance Costs” means the expenses in excess of $1,000,000 for a Change in Law Event, related specifically to the Department of Transportation, Pipeline and Hazardous Materials Safety Administration or Homeland Security, incurred by MPL to comply with a Change of Law, irrespective of whether such expenses are to be incurred as a onetime expenditure or periodically for an extended period. The definition for “Compliance Costs” shall in no way revise or modify the definitions of Change in Law or Change in Law Event.

“Contract Year” means the period beginning on the project in-service date in conjunction with the FERC tariff filing, and ending 365 days later (366 days later for any such period that includes a February 29.)

“Confidential Information” means any proprietary or confidential information that is competitively sensitive material or otherwise of value to a Party or its Affiliates and not generally known to the public, including trade secrets, scientific or technical information, design, invention, process, procedure, formula, improvements, product planning information, marketing strategies, financial information, information regarding operations, consumer and/or customer relationships, consumer and/or customer identities and profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of a Party or its Affiliates and the consumers, customers, clients and suppliers of any of the foregoing. Confidential Information includes such information as may be contained in or embodied by documents, substances, engineering and laboratory notebooks, reports, data, specifications, computer source code and object code, flow charts, databases, drawings, pilot plants or demonstration or operating facilities, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation (including data in computer or other digital format) of the foregoing; provided, however, that Confidential Information does not include information that a receiving Party can show (a) has been published or has otherwise become available to the general public as part of the public domain without breach of this Agreement, (b) has been furnished or made known to the receiving Party without any obligation to keep it confidential by a third party under circumstances which are not known to the receiving Party to involve a breach of the third party’s obligations to a Party or (c) was developed independently of information furnished or made available to the receiving Party as contemplated under this Agreement.

“Construction Costs” means all costs and expenses incurred by MPL in connection with the Project, including, without limitation, those costs relating to design, asset modification or enhancement and developmental costs, whether internal or external. Such costs include all expenditures that have been committed to by MPL via purchase order, contract or otherwise, even if MPL has not remitted funds for the goods or services that are the subjects thereof.

“Construction Cost Reimbursement” has the meaning set forth in Section 10.5.

“Day” means a period of twenty-four (24) consecutive hours commencing 12:00 a.m. Central Standard Time, or such other period upon which the Parties may agree.

“Deficiency Volume” has the meaning set forth in Section 3.5.

“Deliveries” means the volume of Product delivered through the Pipeline.

“Effective Date” has the meaning set forth in Section 2.1.

“Election Deadline” has the meaning set forth in Section 6.6.

“Expansion Notice” has the meaning set forth in Section 6.6.

“Expansion Volume Commitment” has the meaning set forth in Section 6.6.

“Extension Period” has the meaning set forth in Section 2.2.

“FERC” means the Federal Energy Regulatory Commission.

“Force Majeure” means acts of God, fires, floods, storms; compliance with orders of courts or Governmental Authorities; explosions, wars, terrorist acts, riots, strikes, lockouts or other industrial disturbances; accidental disruption of service; breakdown of machinery, storage tanks or pipelines and inability to obtain or unavoidable delays in obtaining material or equipment; and similar events or circumstances, so long as such events or circumstances are beyond the affected Party’s reasonable control and could not have been prevented by the affected Party’s due diligence; provided, however, that a Party’s failure to pay any amounts due hereunder shall not constitute an event of Force Majeure.

“Force Majeure Notice” has the meaning set forth in Section 5.1.

“Force Majeure Period” has the meaning set forth in Section 5.1.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Initial Term” has the meaning set forth in Section 2.2.

“Joint Agreement” means the agreement between ORPL and MPL to undertake certain improvements to provide expanded capacity on portions of the ORPL systems and install additional infrastructure to portions of the MPL systems pursuant to a multi-phase capital project. This agreement will also establish a joint tariff between ORPL and MPL, which derives both entities local movements and rates. MPL will ultimately file the joint tariff.

“Monthly Commitment” has the meaning set forth in Section 3.6.

“Person” means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.

“Pre-Service Increase Request” has the meaning set forth in Section 3.9.

“Prepaid Transportation Credits” has the meaning set forth in Section 3.6.

“Product” means the commodities commonly associated as specialty petroleum products, specifically condensate, natural gasoline, and diluent. Product may also include liquefied petroleum gas commodities such as butane. Product, as designed in this Agreement, does not refer to finished gasoline and diesel products.

“Project Capacity” means the aggregate of each system’s total capacity that is made available for Product movements by means of the Project, by either expanding existing pipelines or building new pipelines.

“Proportionate Share” means, at any given time, the percentage equal to Shipper’s volume commitment divided by the total volume commitments at such time.

“Quarter” means the three (3) calendar month periods, or portion thereof, commencing January 1, April 1, July 1 and October 1 of each year during Term hereof.

“Quarterly Volume Commitment” means Shipper’s commitment to ship, or otherwise pay for, each Contract Year of the fifteen (15) year term of this Agreement, at posted Pipeline Tariff Rates as set forth in Exhibit B, which equals a total annual Product volume as determined from Exhibit C. With respect to the required quarterly volume, the volume of Product is equal to: (a) volume per day multiplied by; (b) the number of Days in such Quarter. The Quarterly Volume Commitment will be reduced proportionately for any partial Quarter during the Term.
“Representatives” has the meaning set forth in Section 7.1.

“Requested Expansion Volume Commitment” has the meaning set forth in Section 6.6.

“Shipper Deliveries” means the volume of Product that Shipper as the shipper of record delivered through the Pipeline.

“Termination Notice” has the meaning set forth in 5.1.

“Tariff” means the intrastate and/or interstate tariffs that set forth the rules, regulations and rates for services on the Pipeline, including supplements thereto and reissues thereof, under which Product is transported through the Pipeline.

“Tariff Rates” means the rates set forth in the Tariffs for transportation of Product on the Pipeline.

“Term” has the meaning set forth in Section 2.2.

“Unsubscribed Capacity” has the meaning set forth in Section 3.9.

1.1	The following Exhibits are attached to and incorporated into this Agreement:
Exhibit A - Common Carrier Pipeline, including Origins and Destinations
Exhibit B - Rate and Volume Commitment Table
Exhibit C - Shipper’s Submitted Capacity Request Form

2.    Effective Date and Term

2.1
This Agreement is effective June 11, 2015 (the “Effective Date”). The Agreement shall continue through the project’s in-service date and for a period of fifteen (15) years after the project’s in-service date (“Initial Term”). MPL shall provide written notice to Shipper confirming the project’s in-service date. Shipper acknowledges that the overall Project will be completed in several phases. New infrastructure will be completed first, with additional build-out projects and expansions completed in succession. MPL will provide a thirty (30) day notice to Shipper, notifying it of the actual in-service date for the included projects.

2.2
This Agreement shall be binding upon the Parties under the same conditions and provisions for a time period commencing on the Effective Date and shall continue through the Initial Term. This Agreement will automatically renew for up to two (2) renewal terms of five (5) years each (each, an “Extension Period”) unless either Party provides the other Party with written notice of its intent to terminate this Agreement at least six (6) months prior to the end of the Initial Term or the then current Extension Period. The Initial Term and Extension Period, if any, shall be referred to in this Agreement as the “Term”.

2.3
In the event Shipper does not wish to renew after the Initial Term or Extension Period or chooses to terminate the Agreement by written notice pursuant to Section 2.2, MPL reserves the option and right to hold a subsequent open season in which interested shippers can have opportunity to contract for resulting available volume, rate, and terms.

3.	Volume Commitment and Quarterly Deficiency Charges

3.1
Shipper guarantees that during each Contract Year, Shipper will meet its Quarterly Volume Commitment or, in the event it fails to do so, shall remit to MPL the Quarterly Deficiency Payment pursuant to Section 3.5. All volumes moved by Shipper on the Pipeline will be subject to the applicable Tariff Rates and proration policies, as may be amended from time to time in accordance with FERC methodologies and as provided herein.

3.2
Shipper will have the opportunity to fulfill its Quarterly Volume Commitment on a calendar quarter basis for condensate, natural gasoline, and diluent service. These three Products are interchangeable from a volume commitment standpoint and shipping a total volume of any one or combination of these Products will be applied towards the Quarterly Volume Commitment. Should MPL proceed with butane service, Shipper will also have the opportunity to fulfill its Quarterly Volume Commitment on a calendar quarter basis for butane service, separate from condensate, natural gasoline, and diluent service.

3.3
Shipper shall be deemed to have shipped its Quarterly Volume Commitment on the Pipeline if the quantity of Product that Shipper ships on the Pipeline in any Quarter equals at least the Quarterly Volume Commitment for such Quarter.

3.4
Shipper agrees to pay MPL monthly: (a) the Tariff Rates in effect for all Shipper Deliveries transported by MPL on the Pipeline during such month; and (b) any loading, handling, transfer and other charges incurred with respect to such Shipper Deliveries for such month in accordance with the provisions as set forth in the Tariffs (or any other tariffs that may be applicable to such Shipper Deliveries). If the amount owed by Shipper is the subject of a good faith dispute, Shipper shall be obligated to pay only the undisputed portion of such amount pending the resolution of such dispute in accordance with this Agreement. Late payments of undisputed amounts shall accrue interest at a rate equal to two percent (2%) per annum, until paid. Such payments will be paid by Shipper to MPL within fifteen (15) Days of the invoice date or resolution of any dispute, if applicable.

3.5
Subject to the provisions of Section 5 of this Agreement, if the volume of each Product shipped by Shipper on the Pipeline during the Quarter is less than the applicable Quarterly Volume Commitment for that Product then, in addition to paying any amounts incurred by Shipper pursuant to Section 3.4 with respect to Shipper Deliveries for such Quarter, Shipper shall also pay MPL a deficiency payment (the “Quarterly Deficiency Payment”); equal to the product of:

(a)
the difference between the applicable Quarterly Volume Commitment for that Product for such Quarter and the volume of Shipper Deliveries of that Product on the Pipeline for such Quarter (the “Deficiency Volume”); and

(b)	the applicable Tariff Rate for that Product for such Quarter.

Each Product to which the Shipper is obligated to move as part of its committed volumes will be added together for one total Quarterly Deficiency Payment.

Shipper’s transportation of commodities outside this Agreement’s definition of Product will not satisfy the obligation to move committed Product volume. All Product barrels moved by Shipper in excess of its Quarterly Volume Commitment will be attributed to Shipper’s movements on the Pipeline as a Regular Shipper, subject to the applicable Rules & Regulations of the Tariff.

3.6
The dollar amount of any Quarterly Deficiency Payment paid by Shipper shall constitute prepayment for transportation of Product by Shipper on the Pipeline and will posted as a credit (“Prepaid Transportation Credits”) to Shipper’s account for that type of Product. If, during any Quarter of the Contract Year, Shipper deliveries on the Pipeline exceed the applicable Quarterly Volume Commitment requirements, Shipper shall be permitted to apply Prepaid Transportation Credits against any amount due from Shipper and payable to MPL with respect to the transportation of volumes on the Pipeline for such Quarter. Any Prepaid Transportation Credits that are not used by Shipper during the four (4) Quarters immediately following the Quarter for which said Prepaid Transportation Credits were posted to Shipper’s account (the “Credit Period”) will expire. Those Prepaid Transportation Credits that are in payment dispute in accordance with Section 3.4, shall be posted as a credit on the date the payment dispute is resolved. If during any such four (4) Quarter period the nominated volume on the Pipeline for any month equals or exceeds the applicable portion in the Quarterly Volume Commitment for the Pipeline for such month (the “Monthly Commitment”), but Shipper is prevented from shipping volumes in excess of the Monthly Commitment because of lack of available capacity, either because (a) the Pipeline is in allocation and Shipper is specifically subject to allocation per Exhibit C, (b) the Pipeline is undergoing testing, maintenance or repair, or (c) a Force Majeure has occurred that prevents MPL from transporting Shipper volumes on the Pipeline in excess of the Monthly Commitment, then the Credit Period shall be extended by an equivalent time period for which Shipper has been prevented from shipping volumes in excess of the Monthly Commitment. For the purposes of this Section 3.6, during the Term, if the Pipeline is in allocation for any portion of the month, the Pipeline will be considered to be in allocation for the entirety of such month.

3.7
Notwithstanding anything in Section 3.5 to the contrary, upon the expiration or termination of this Agreement for any reason to the extent that Shipper, at the time of such expiration or termination, holds any unused Prepaid Transportation Credits, Shipper shall be permitted to apply such Prepaid Transportation Credits against any amounts incurred by Shipper and payable to MPL with respect to any Shipper deliveries on the Pipeline until the expiration of the applicable Credit Period with respect to such Prepaid Transportation Credits. This Section 3.7 shall survive the expiration or termination of this Agreement.

3.8
Shipper may not apply Prepaid Transportation Credits on differing types of Products; i.e, a Shipper may not use Prepaid Transportation Credits received for butane service on condensate, natural gasoline, or diluent service, or vice versa. Condensate, natural gasoline, and diluent are interchangeable from a volume commitment standpoint and shipping a total volume of any one or combination of these Products will be applied towards the Quarterly Volume Commitment. Should MPL proceed with butane service, Shipper will also have the opportunity to fulfill its Quarterly Volume Commitment on a calendar quarter basis for butane service, separate from condensate, natural gasoline, and diluent service.

3.9
If, following the binding open season and prior to the in-service date of the Tariff, MPL determines that it has available capacity not subscribed to during the binding open season, not to exceed 90% of Project Capacity (“Unsubscribed Capacity”), to the extent permitted by Governmental Authority; MPL will provide Shipper the right to increase its Quarterly Volume Commitment as submitted on its Capacity Request Form on Exhibit C. MPL will provide at least sixty (60) days’ advance written notice, simultaneously, to all shippers (including Shipper) who have executed a transportation service agreement during the binding open season of the availability and volume of Unsubscribed Capacity for additional volume commitments (the “Additional Volume Commitments”). No later than thirty (30) days following the date of MPL’s written notice, Shipper must provide MPL with a written binding commitment identifying the additional volumes to be added to its Quarterly Volume Commitment (“Pre-Service Increase Request”). In the event MPL receives Pre-Service Increase Requests that are, in aggregate, less than or equal to the Unsubscribed Capacity, each shipper’s volume commitment shall be increased by the volume of its Pre-Service Increase Request. In the event MPL receives Pre-Service Increase Requests that would, in aggregate, exceed the Unsubscribed Capacity, all Shippers will be allocated their Pre-Service Increases pro rata based on their then-current volume commitments. If Shipper makes a Pre-Service Increase Request, MPL shall notify Shipper of its new Quarterly Volume Commitment within thirty (30) days following receipt of Shipper’s Pre-Service Increase Request, and Exhibit C shall be deemed revised to reflect Shipper’s new volume commitment, which shall equal the sum of its original Capacity Request Form volume commitment and its Pre-Service Increase Request or its allocated portion thereof pursuant to this Section 3.9. If there is still Unsubscribed Capacity after shippers (including Shipper) exercise Additional Volume Commitments as set forth above, MPL may conduct a second open season to obtain additional volume commitments for any remaining Unsubscribed Capacity.

4.	Transportation Charges

4.1
Shipper shall pay MPL a transportation charge for each Barrel of Product shipped under the terms of this Agreement and Exhibit C, at the rates provided for in Exhibit B, which shall be the Tariff Rates for the volume commitment on the Day of delivery of Product.

4.2
The rates in Exhibit B will be adjusted annually in accordance with the standard FERC annual oil pipeline indexing methodology in effect at the time of the escalation. There shall be no downward adjustment of the Rates in the event the annual FERC oil pipeline index rate is negative. Rates will typically be indexed during July of each year and would be first indexed in July of the year following project completion.

4.3
If during the term of this Agreement, MPL becomes obligated as a result of a Change in Law Event to bear Compliance Costs, MPL shall have the right to increase the Tariff Rates on the Pipeline, including Shipper’s committed rate as originally executed on Exhibit B in this Agreement or to impose a surcharge on its shippers (including Shipper) to recover such Compliance Costs. If MPL determines to recover any Compliance Costs from its shippers, it will do so in a manner that is reasonable and equitable to all shippers on the Pipeline.

4.4
A “Committed Priority Shipper” will receive transportation service exempt from prorationing provisions under normal operating conditions for its contractually committed volumes, in exchange for a commitment to transport (or pay for) those volumes, pursuant to the terms of this Agreement executed during the open season process. The rates vary depending upon project options, but in all instances will be $0.01 per barrel above the rates for uncommitted service for the same origin and destination points. A Committed Priority Shipper will have the same rates as the Committed Non-Priority Shipper (as defined below), unless the system in under prorationing. When under prorationing, the Committed Priority Shipper’s rate will be charged the premium rate of $0.01 above the posted uncommitted rate. Shipper shall not be a Committed Priority Shipper solely through this Agreement. Shipper must submit a Capacity Request Form during MPL’s binding open season (Exhibit C) which confirms the Shipper has elected Committed Priority Shipper Status.

4.5
A “Committed Non-Priority Shipper” will receive transportation service subject to prorationing provisions for its contractually committed volumes, in exchange for a commitment to transport (or pay for) those volumes, pursuant to the terms of this Agreement executed during the open season process. Those who elect to become a Committed Non-Priority Shipper will receive the benefit of discounted rates that will not be available to the Committed Priority Shippers or the uncommitted shippers. The rates will vary depending upon project options and commitment duration. MPL will not presume Shipper to be a Committed Non-Priority Shipper solely through this Agreement, unless the Capacity Request Form submitted by Shipper during MPL’s binding open season (Exhibit C) shows the Shipper has elected Committed Non-Priority Shipper Status.

5.    Force Majeure

5.1
As soon as possible upon the occurrence of a Force Majeure event, the affected Party shall provide the other Party written notice of the occurrence of such Force Majeure event (a “Force Majeure Notice”). A Party shall identify the full particulars and the approximate length of time that the Party reasonably believes in good faith such Force Majeure event shall continue (the “Force Majeure Period”). If a Party advises in any Force Majeure Notice that it reasonably believes in good faith that the Force Majeure Period shall continue for more than twelve (12) consecutive months, then, subject to Section 10 below, at any time after a Party delivers such Force Majeure Notice, either Party may terminate this Agreement, but only upon delivery to the other Party of a notice (a “Termination Notice”) at least twelve (12) months prior to the expiration of the Force Majeure Period; provided, however, that such Termination Notice shall be deemed canceled and of no effect if the Force Majeure Period ends prior to the expiration of such twelve (12) months period. For the avoidance of doubt, neither Party may exercise its right under this Section 5.1 to terminate this Agreement as a result of a Force Majeure event with respect to any machinery, storage, tanks, lines of pipe or other equipment that has been unaffected by, or has been restored to working order since, the applicable Force Majeure event.

5.2
Notwithstanding the foregoing, if Shipper delivers a Termination Notice to MPL and, within thirty (30) days after receiving such notice, MPL notifies Shipper that MPL reasonably believes in good faith that it shall be capable of fully performing under its obligations under this Agreement within a reasonable period of time, then the Shipper Termination Notice shall be deemed revoked and the applicable portion of this Agreement shall continue in full force and effect as if such Shipper Termination Notice had never been given.

5.3
Subject to Section 6 of this Agreement, MPL’s obligation to transport on the Pipeline may be temporarily suspended during occurrences of, and for the entire duration of, a Force Majeure event that prevents MPL from transporting on the Pipeline. If MPL is unable to transport due to a Force Majeure event or otherwise, then Shipper’s obligation to ship the applicable Quarterly Volume Commitment and pay the applicable Quarterly Deficiency Payment shall be reduced to the extent that MPL is prevented from shipping the full applicable Quarterly Volume Commitment. At such time as MPL is capable of transporting volumes equal to the full applicable Quarterly Volume Commitment on the Pipeline, Shipper’s obligation to ship the full Quarterly Volume Commitment shall be restored.

6.    Capabilities of the Pipeline System

6.1
MPL shall use reasonable commercial efforts to minimize the disruption of service on the Pipeline and any portion thereof. MPL shall promptly inform Shipper of any anticipated partial or complete disruption of service on the Pipeline, including relevant information about the nature, extent, cause and expected duration of the disruption and the actions MPL is taking to resume full operations, provided that MPL shall not have any liability for any failure to notify, or delay in notifying, Shipper of any such matters except to the extent Shipper has been materially prejudiced or damaged by such failure or delay.

6.2
Subject to Force Majeure, disruptions for routine repair and maintenance consistent with pipeline industry standards and any requirements of Applicable Law, MPL shall accept for shipment on the Pipeline in accordance with pipeline industry standard Product. Further, MPL shall maintain and repair all portions of the Pipeline in accordance with pipeline industry standards and in a manner which allows the Pipeline to be capable, subject to Force Majeure or temporary shutdown for pipeline testing and maintenance, of shipping, storing and delivering volumes of Product.

6.3
If the Shipper has agreed to pay, pursuant to Exhibit B and Exhibit C, a premium rate for transportation of Product on the Pipeline, the Shipper Deliveries shall not be reduced under normal operating conditions if the capacity for Product shipments is otherwise subject to prorationing in accordance with the prorationing provisions in MPL’s Rules and Regulations Tariff.

6.4
If, for any reason, including without limitation a Force Majeure event, the capacity of the Pipeline is reduced, then (a) during such period of reduced capacity, Shipper’s obligation shall be reduced as described above in this Section 6; and (b) within a reasonable period of time after commencement of such reduction, MPL shall make repairs to and/or replace the affected portion of the Pipeline to restore capacity. MPL shall use commercially reasonable efforts to continue to provide transportation of Product tendered by Shipper under the Tariffs while restoration is being completed. Any work performed by MPL pursuant to this Section 6.4 shall be performed and completed in a good and workmanlike manner consistent with applicable pipeline industry standards and in accordance with all applicable laws.

6.5	Expansion of Pipeline. MPL reserves the right, at its sole discretion, to expand the capacity of the Pipeline at any time or from time to time.

6.6	Right of Shipper to Secure Expansion Capacity. In the event that MPL decides in its sole discretion to expand the capacity of the Pipeline, then:

(a)
MPL will provide each Shipper with notice of such proposed expansion not less than one hundred and eighty (180) days prior to the expected in-service date of such proposed expansion (“Expansion Notice”) and such Expansion Notice shall include:

(i)    the amount of the proposed expansion capacity;
(ii)    the expected rates and rules and regulations that will apply to such expansion capacity;
(iii)    the expected in-service date of such expansion/extension.
The costs of any expansion shall not be rolled into the rates associated with any Pipeline capacity existing prior to such expansion.

(b)
To the extent permitted by Governmental Authorities, MPL will provide to each Shipper a first right, on terms and conditions specified by MPL that is consistent with this first right, to submit a binding nomination to ship, or otherwise pay for, a committed volume of Product on the expansion capacity (“Requested Expansion Volume Commitment”). The amount of expansion capacity available for volume commitments pursuant to this Section 6.6 shall not exceed ninety percent (90%) of the total expansion capacity. No later than sixty (60) days following the date of MPL’s Expansion Notice, Shipper must commit to, in a form acceptable to MPL in MPL’s sole discretion, its Requested Expansion Volume Commitment (“Election Deadline”). In the event that, pursuant to this first right, MPL receives binding commitments for volumes that exceed the expansion capacity available for committed volumes, each Shipper that submitted a binding commitment pursuant to this first right procedure shall be allocated the lesser of: (i) its Requested Expansion Volume Commitment, or (ii) the Shipper’s pro-rata share of the expansion capacity available for committed volumes, which shall be calculated by multiplying (1) the Shipper’s Proportionate Share, times (2) the expansion capacity available for committed volumes (“Expansion Volume Commitment”). MPL shall notify Shipper of its Expansion Volume Commitment within thirty (30) days following the Election Deadline, and the Parties shall promptly execute a new and separate transportation service agreement reflecting Shipper’s Expansion Volume Commitment. Any calculation of an Expansion Volume Commitment shall be without regard to and shall not affect any Volume Commitment on pre-existing capacity.

(c)
In the event that any expansion capacity available for committed volumes remains after the procedure set forth in Section 6.6 is completed, MPL has the right, in its sole discretion, to offer such committed capacity pursuant to an open season in which all interested shippers will be given an opportunity to commit to transport a specified volume of Product on such remaining expansion capacity, subject to the terms and conditions specified by MPL pursuant to or in connection with such open season.

7     Confidentiality

7.1
From and after the Effective Date, each Party shall hold, and shall cause its Affiliates and its and their respective directors, managers, officers, employees, agents, consultants, advisors, contractors, and other representatives (collectively, “Representatives”) to hold all Confidential Information of the other Party in strict confidence, with at least the same degree of care that applies to such Party’s confidential and proprietary information and shall not use such Confidential Information except in connection with its performance or acceptance of services hereunder and shall not release or disclose such Confidential Information to any other Person, except its Representatives. Each Party shall be responsible for any breach of this Section 7 by any of its Representatives.

7.2
If a Party receives a subpoena or other demand for disclosure of Confidential Information received from any other Party or must disclose to a Governmental Authority any Confidential Information received from such other Party in order to obtain or maintain any required governmental approval, the receiving Party shall, to the extent legally permissible, provide notice to the providing Party before disclosing such Confidential Information. Upon receipt of such notice, the providing Party shall promptly either seek an appropriate protective order, waive the receiving Party’s confidentiality obligations hereunder to the extent necessary to permit the receiving Party to respond to the demand, or otherwise fully satisfy the subpoena or demand or the requirements of the applicable Governmental Authority. If the receiving Party is legally compelled to disclose such Confidential Information or if the providing Party does not promptly respond as contemplated by this Section 7, the receiving Party may disclose that portion of Confidential Information covered by the notice or demand.

7.3
Each Party acknowledges that the disclosing Party would not have an adequate remedy at law for the breach by the receiving Party of any one or more of the covenants contained in this Section 7 and agrees that, in the event of such breach, the disclosing Party may, in addition to the other remedies that may be available to it, apply to a court for an injunction to prevent breaches of this Section 7 and to enforce specifically the terms and provisions of this Section 7. Notwithstanding any other section hereof, the provisions of this Section 7 shall survive the termination of this Agreement.

8.    Assignment

8.1
Neither Party may assign its rights under this Agreement without prior written consent from the other Party, which consent shall not be unreasonably withheld; provided, however, that either Party may assign its rights under this Agreement to a successor in interest resulting from any merger, reorganization, consolidation or as part of a sale of all or substantially all of its assets. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the successors and assigns of the Parties hereto.

9.    Representations and Warranties

9.1
Each Party to this Agreement represents and warrants to the other that it is an entity duly organized, validly existing and in good standing under the laws of the state of its organization and has all requisite corporate power and corporate authority to enter into this Agreement and to carry out the terms and provisions hereof.

9.2
MPL shall take reasonable steps to obtain all necessary approvals, and authorizations of all Governmental Authorities to modify and operate the Pipeline, including approval by FERC of the rate structure and any premium service, and all other approvals and authorizations necessary, in MPL’s sole opinion, desirable in connection with the provision of Product transportation, in each case, in form and substance acceptable to MPL in its sole discretion.

9.3
Shipper hereby agrees (a) to take all such actions and do all such things as MPL reasonably requests in connections with its application for, and the processing of necessary approvals and authorizations of the FERC and other governmental authorities, (b) at all times to support the rate and (c) to not, directly or indirectly, take any action that is designed to or may delay review or approval of the applications to FERC or any other Governmental Authority or indicate a lack of support for the modifications of the Pipeline or the rate.

10.    Termination and Amendment

10.1	This Agreement may not be terminated, except as expressly provided herein, nor may any of its provisions be amended or waived without prior written consent of both Parties hereto.

10.2
Neither failure nor delay by MPL or Shipper to exercise any right or remedy provided herein shall operate as a waiver with respect to a future exercise thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

10.3
Except as otherwise provided in Section 10.5, in the event of any breach of a term or condition of this Agreement by either Party, the other Party’s remedy shall be limited to the direct damages caused thereby and in no event shall a Party be liable to the other Party for any consequential, indirect, pecuniary, punitive, or economic damages, howsoever caused.

10.4
Upon termination of this Agreement for reasons other than a default by Shipper, pursuant to any provisions of this Agreement or any other termination of this Agreement initiated by Shipper pursuant to Section 5, Shipper shall have the right to require MPL to enter into a new transportation service agreement with Shipper that (a) is consistent with the terms and objectives set forth in this Agreement and (b) has commercial terms that are, in the aggregate, equal to or more favorable to Shipper than fair market value terms as would be agreed by similarly-situated parties negotiating at arm’s length provided.

10.5
Shipper acknowledges that MPL will incur certain building, expansion and improvement costs associated with its performance under this Agreement prior to the commencement of transportation service on the Pipeline. Shipper also acknowledges that MPL relied on the volume commitments received from Shipper on its Capacity Request Form in Exhibit C as part of an aggregate volume commitment received from all committed shippers during the binding open season to finalize the Project’s ultimate scope, including but not limited to, pipe size, routing and destinations. If MPL is in compliance with the terms and conditions of this Agreement, and Shipper decides to terminate this Agreement after the Effective Date but prior to the commencement of transportation service on the Pipeline, Shipper shall notify MPL of its decision to terminate within one hundred and eighty (180) days of the Project’s in-service date to allow MPL the opportunity to provide Shipper’s unwanted capacity to other interested shippers as Unsubscribed Capacity as set forth in Section 3.8. If Shipper fails to notify MPL within one hundred and eighty (180) days of the Project’s in-service date or if MPL is unsuccessful in obtaining additional volume commitments as provided for in Section 3.8 to fully replace Shipper’s original volume commitment as submitted in its Capacity Request Form in Exhibit C, Shipper will reimburse MPL for Shipper’s pro rata portion of actual and committed Construction Costs, plus, an administrative fee of ten (10) percent of said costs (such reimbursement is hereinafter referred to as the “Construction Cost Reimbursement”). The Parties agree that the Construction Cost Reimbursement shall be deemed liquidated damages and that such amount shall not be deemed a penalty, but rather represents a reasonable amount of liquidated damages in light of the anticipated or actual harm caused by Shipper’s termination of this Agreement as stated, the difficulties of proof of loss, and the inconvenience or non-feasibility of otherwise obtaining an adequate remedy, and that the payment of such amount shall be MPL’s sole and exclusive remedy for such termination by Shipper.

10.6
The Parties acknowledge and agree that this Agreement may be contingent on the Shipper executing a reasonably acceptable commodity supply agreement. Shipper must notify MPL if it is unable to execute a reasonably acceptable commodity supply agreement within one hundred and eighty (180) days of the Project in-service date. Furthermore, Shipper must make commercially reasonable efforts to enter into a commodity supply agreement within the one hundred and eighty (180) days. Provided, however, that Shipper acknowledges and agrees that Shipper remains responsible for the Construction Cost Reimbursement provided for in Section 10.5 of this Agreement if it is unable to reach and execute a commodity supply agreement within the required timeframe.

11.    Conditions Precedent
Notwithstanding anything in this Agreement to the contrary, this Agreement is subject to the receipt by MPL of:

11.1
All certificates, approvals and authorizations of any Governmental Authority deemed necessary or desirable by MPL in connection with this Agreement and, in each case, in form and substance acceptable to MPL in its sole discretion.

11.2
Executed Transportation Service Agreements, in form and substance acceptable to MPL in its sole discretion, as MPL shall deem sufficient in its sole discretion to support the economic viability of the costs associated with the Project.

11.3 Executed Transportation Service Agreements, in form and substance acceptable to both MPL and Shipper.
If any terms of this Agreement are required to be modified in accordance with a decision, approval or authorization from FERC or any other governmental authority, the Parties agree to reasonably cooperate with one another in amending this Agreement to align with those decisions, approvals and authorizations from FERC or any other governmental agencies. If these conditions precedent are not satisfied for MPL after exercising commercially reasonable efforts to meet such condition precedent, MPL shall have the right to terminate this Agreement by written notice to Shipper. If this Agreement is terminated pursuant to this Section 11, MPL and Shipper shall be released from any and all obligations under this Agreement.
12.    Offer

12.1	The submission of an unexecuted copy of this Agreement by MPL to Shipper shall not constitute an offer.

12.2
Shipper acknowledges that, upon closing of the open season described in the notice of open season, MPL will undertake significant alterations and improvements and will incur significant expense in connection with the Project. In consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Shipper, Shipper agrees that the submission of an executed Agreement to MPL shall constitute an offer by Shipper. Shipper further agrees that its offer shall remain irrevocable; provided, however, that if Shipper has not received an executed copy of this Agreement from MPL within sixty (60) days after the close of the Binding Open Season, Shipper may revoke its offer thereafter by written notice to MPL, and upon such revocation, this Agreement will become null and void.

13.    Notices

13.1
Any notice, statement, or invoice provided for in this Agreement shall be in writing and shall be considered as having been given if hand carried, facsimiled, emailed, or if mailed by United States mail, postage prepaid, to the following address, respectively:

Shipper :
Name:	Marathon Petroleum Company LP
Address:	539 South Main Street
Findlay, OH 45840
Attention:	Optimization LP Manager
Fax:	(419) 421-4232

MPL :
Name:	Craig O. Pierson
Address:	539 South Main Street
Findlay, OH 45840
Attention:	President
Fax:	(419) 421-3125

or to such other address as such Party may indicate by a notice delivered in accordance with this Section 13.

14.    Governing Law

This Agreement shall be construed and interpreted in accordance with the laws of the State of Ohio, without recourse to any principles of law governing conflicts of law, which might otherwise be applicable.

15.    Severability

In the event any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, or by an empowered government agency, such findings shall not affect the remaining provisions of this Agreement, which are not found to be invalid, illegal or unenforceable, unless such construction would be unreasonable.

16.    Default

16.1
Either Party hereunder shall be in default if such Party: (a) materially breaches any provision of this Agreement and such breach is not cured within fifteen (15) Days after notice thereof (which notice shall describe such breach in reasonable detail) is received by such Party; (b) becomes insolvent, enters voluntary or involuntary bankruptcy or makes an assignment for the benefit of creditors; (c) fails to pay any undisputed sums due hereunder; or (d) fails to provide satisfactory financial assurance as provided for in Section 17.

16.2
If either Party is in default as described above, then the non-defaulting Party may: (a) terminate this Agreement upon notice to the defaulting Party; (b) withhold any payments due to the defaulting Party under this Agreement; and/or (c) pursue any other remedy at law or in equity if such breach is not remedied as provided for in Section 14.1.

17.	Credit Requirements and Financial Assurances

17.1
Financial Information.  Shipper shall provide to MPL, at any time:  (i) upon MPL’s request, information (“Financial Information”) that will allow MPL to assess (or reassess) and establish creditworthiness and Shipper’s capacity to perform any financial obligations that could arise from the transportation of Shipper’s Crude Petroleum on the Pipeline; and (ii) upon MPL’s good faith determination (which shall be no less than industry standards) of non-creditworthiness, MPL may request, financial assurance  in respect of transportation or other services (“Financial Assurances”). Financial Assurances shall be limited to a guarantee from the parent company of Shipper in a form and substance acceptable to MPL and sufficient in amount to cover 6-months of Shipper’s obligations to MPL so long as the guarantor has sufficient creditworthiness as set forth in this Section; and if not,  MPL may then request an irrevocable standby letter of credit in a form and from an issuer acceptable to MPL, and in an amount no greater than 6-months of tolls based on the Quarterly Volume Commitment, plus all applicable taxes.

17.2
As of the Project’s in-service date, Shipper shall comply with the credit requirements and provide the financial assurances required in the Tariff so long as the Tariff is consistent with the terms of this Agreement.

17.3	Any failure of Shipper to comply with the provisions of this Section 17 will constitute an Event of Default under Section 16 of this Agreement.

18.	Miscellaneous

18.1
Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under Applicable Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

18.2
This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns; provided, however, that the rights and obligations of any Party under this Agreement shall not be assignable by such Party without the prior written consent of the other Party pursuant to Section 8.1. A Party’s successors and permitted assigns shall include any permitted assignee as well as the successors in interest to such permitted assignee whether by merger, liquidation (including successive mergers or liquidations) or otherwise.

18.3	No provision of this Agreement is intended to confer upon any third party any remedy, claim, liability, reimbursement or other right in excess of those existing without reference to this Agreement.

18.4
Neither Party shall, without the approval of the other Party, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that either Party shall be so obligated by Applicable Law or the rules of any regulatory body, stock exchange or quotation system.

18.5
EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY PERFORMANCE OR FAILURE TO PERFORM OF ANY OBLIGATION HEREUNDER.

IN WITNESS WHEREOF, MPL and Shipper have caused this Agreement to be duly executed, all as of the date set forth above.

MARATHON PIPE LINE LLC
By:	/s/ Craig Pierson 6/11/15
Name:	Craig Pierson
Title:	President

MARATHON PETROLEUM COMPANY LP
By:	MPC Investment LLC, its General Partner
By:	/s/ C. M. Palmer 4/13/15
Name:	C. Michael Palmer
Title:	Sr. Vice President, Supply Distribution & Planning

EXHIBIT A
Common Carrier Pipeline, including Origins and Destinations

Southern Lights
Wolverine/BP Pipeline
Hammond
Manhattan
MPLX Wabash
Martinsville
Robinson
Patoka
MPLX Two Rivers
Mt. Vernon
Reverse MPC RIO
Detroit
Samaria
Toledo
Maumee Pipeline
Buckeye Pipeline
Findlay
Lima
Moreland
Canton
East Sparta
Wellsville
Cadiz
Heath
Catlettsburg
Canton
East Sparta
Wellsville
UEO, Scio
MarkWest, Cadiz
MarkWest, Hopedale
MPC and MPLX Facilities
Third-party Facilities
Planned Cornerstone Pipeline
Potential MPLX Pipelines
Utica NGL Processing Facilities
Refineries
Inland Water Barge
MPC Joint Interest Crude Pipelines
MPC and MPLX Product Pipelines
MPC and MPLX Crude Pipelines
Third-party Pipelines

Pipeline System	New/Existing Pipeline	Pipeline Owner
Cornerstone Pipeline	New	MPL
East Sparta to Lima Pipeline	New	MPL
East Sparta to Heath	Existing (Expansion)	ORPL
Heath to Findlay	Existing (Expansion)	ORPL
RIO	Existing (Reversal & Expansion)	MPC
Two Rivers	Existing	MPL
Wabash	Existing	MPL

The MPC RIO system is an existing private pipeline owned by Marathon Petroleum Company, LP (MPC). MPL may purchase the RIO system, with the intent to reverse and repurpose the system from common carrier movements.

EXHIBIT B
Tariff Rates

EXHIBIT C

Include copy of Shipper’s submitted Capacity Request Form (CFR) indicating desired routes and destinations.

Capacity Request Forms follow this page

Appendix 5 - Capacity Request Form (CRF) - Ratable Volume(1)
Please complete one form for each product type per delivery location

Name of Shipper: Marathon Petroleum Company LP

Term/Service [Priority, (5,10, 15 Year) Non-Priority] Priority 15 Year

Product Type [Condensate, Natural Gasoline, Diluent or Butane]: Condensate

Year	Desired Volume		Origination Location	Delivery Location	Rate
1	20,000	BPD	Cadiz/Scio	MPC Canton	$ 2.26
2	20,000	BPD	Cadiz/Scio	MPC Canton	$ 2.26
3	20,000	BPD	Cadiz/Scio	MPC Canton	$ 2.26
4	20,000	BPD	Cadiz/Scio	MPC Canton	$ 2.26
5	20,000	BPD	Cadiz/Scio	MPC Canton	$ 2.26
6	20,000	BPD	Cadiz/Scio	MPC Canton	$ 2.26
7	20,000	BPD	Cadiz/Scio	MPC Canton	$ 2.26
8	20,000	BPD	Cadiz/Scio	MPC Canton	$ 2.26
9	20,000	BPD	Cadiz/Scio	MPC Canton	$ 2.26
10	20,000	BPD	Cadiz/Scio	MPC Canton	$ 2.26
11	20,000	BPD	Cadiz/Scio	MPC Canton	$ 2.26
12	20,000	BPD	Cadiz/Scio	MPC Canton	$ 2.26
13	20,000	BPD	Cadiz/Scio	MPC Canton	$ 2.26
14	20,000	BPD	Cadiz/Scio	MPC Canton	$ 2.26
15	20,000	BPD	Cadiz/Scio	MPC Canton	$ 2.26
(1) - Assumes shipper transports the same volume on a per day basis each month of the year
Notes:
Deliveries to Canton will begin in late 2016 and deliveries to other locations will begin in mid-2017
The tariff rate for the first year of movements can be found in Appendix 4
The tariff rate will be adjusted annually in accordance with the standard FERC annual oil pipeline indexing methodology

Marathon Pipe Line LLC & Ohio River Pipe Line LLC
CONFIDENTIAL AND PROPRIETARY

Appendix 5 - Capacity Request Form (CRF) - Ratable Volume(1)
Please complete one form for each product type per delivery location

Name of Shipper: Marathon Petroleum Company LP

Term/Service [Priority, (5,10, 15 Year) Non-Priority] Priority 5 Year

Product Type [Condensate, Natural Gasoline, Diluent or Butane]: Natural Gasoline

Year	Desired Volume		Origination Location	Delivery Location	Rate
1	10	MBPD	Cadiz/Scio	Hammond	$ 6.96
2	10	MBPD	Cadiz/Scio	Hammond	$ 6.96
3	10	MBPD	Cadiz/Scio	Hammond	$ 6.96
4	10	MBPD	Cadiz/Scio	Hammond	$ 6.96
5	10	MBPD	Cadiz/Scio	Hammond	$ 6.96
6	0	MBPD	Cadiz/Scio	Hammond	$ 6.96
7	0	MBPD	Cadiz/Scio	Hammond	$ 6.96
8	0	MBPD	Cadiz/Scio	Hammond	$ 6.96
9	0	MBPD	Cadiz/Scio	Hammond	$ 6.96
10	0	MBPD	Cadiz/Scio	Hammond	$ 6.96
11	0	MBPD	Cadiz/Scio	Hammond	$ 6.96
12	0	MBPD	Cadiz/Scio	Hammond	$ 6.96
13	0	MBPD	Cadiz/Scio	Hammond	$ 6.96
14	0	MBPD	Cadiz/Scio	Hammond	$ 6.96
15	0	MBPD	Cadiz/Scio	Hammond	$ 6.96
(1) - Assumes shipper transports the same volume on a per day basis each month of the year
Notes:
Deliveries to Canton will begin in late 2016 and deliveries to other locations will begin in mid-2017
The tariff rate for the first year of movements can be found in Appendix 4
The tariff rate will be adjusted annually in accordance with the standard FERC annual oil pipeline indexing methodology

Marathon Pipe Line LLC & Ohio River Pipe Line LLC
CONFIDENTIAL AND PROPRIETARY

Appendix 5 - Capacity Request Form (CRF) - Non-Ratable Volume(2)
Please complete one form for each product type per delivery location

Name of Shipper: Marathon Petroleum Company LP

Term/Service [Priority, (5,10, 15 Year) Non-Priority] Priority 5 Year

Product Type [Condensate, Natural Gasoline, Diluent or Butane]: Normal Butane
(2) - Assumes shipper transports a different volume on a per day basis each month of the year
Notes:
Deliveries to Canton will begin in late 2016 and deliveries to other locations will begin in mid-2017
The tariff rate for the first year of movements can be found in Appendix 4
The tariff rate will be adjusted annually in accordance with the standard FERC annual oil pipeline indexing methodology

Marathon Pipe Line LLC & Ohio River Pipe Line LLC
CONFIDENTIAL AND PROPRIETARY

Appendix 5 - Capacity Request Form (CRF) - Non-Ratable Volume(2)
Please complete one form for each product type per delivery location

Name of Shipper: Marathon Petroleum Company LP

Term/Service [Priority, (5,10, 15 Year) Non-Priority] Priority 5 Year

Product Type [Condensate, Natural Gasoline, Diluent or Butane]: Normal Butane
(2) - Assumes shipper transports a different volume on a per day basis each month of the year

Notes:
Deliveries to Canton will begin in late 2016 and deliveries to other locations will begin in mid-2017
The tariff rate for the first year of movements can be found in Appendix 4
The tariff rate will be adjusted annually in accordance with the standard FERC annual oil pipeline indexing methodology

Marathon Pipe Line LLC & Ohio River Pipe Line LLC
CONFIDENTIAL AND PROPRIETARY

Appendix 5 - Capacity Request Form (CRF) - Non-Ratable Volume(2)
Please complete one form for each product type per delivery location

Name of Shipper: Marathon Petroleum Company LP

Term/Service [Priority, (5,10, 15 Year) Non-Priority] Priority 5 Year

Product Type [Condensate, Natural Gasoline, Diluent or Butane]: Normal Butane
(2) - Assumes shipper transports a different volume on a per day basis each month of the year
Notes:
Deliveries to Canton will begin in late 2016 and deliveries to other locations will begin in mid-2017
The tariff rate for the first year of movements can be found in Appendix 4
The tariff rate will be adjusted annually in accordance with the standard FERC annual oil pipeline indexing methodology

Marathon Pipe Line LLC & Ohio River Pipe Line LLC
CONFIDENTIAL AND PROPRIETARY